EXHIBIT 10.1

FIFTH SUPPLEMENTAL
ACQUISITION, FINANCING AND SALE AGREEMENT

THIS FIFTH SUPPLEMENTAL ACQUISITION, FINANCING AND SALE AGREEMENT, made and executed in multiple originals as of October 1, 1995 (the "Fifth Supplemental Sale Agreement"), between YORK COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the "Authority"), a public instrumentality of the Commonwealth of Pennsylvania (the "Commonwealth") and a public body corporate and politic, and THE YORK WATER COMPANY, a public utility incorporated under the laws of the Commonwealth of Pennsylvania (the "Company").

W I T N E S E T H

WHEREAS, the Authority has previously issued its Water Facilities Revenue Bonds of various series to finance projects for the Company and, in particular, issued its $4,300,000 aggregate principal amount Water Facilities Revenue Bonds (The York Water Company Project) 1991 Series, dated December 1, 1991 (the "1991 Bonds"), which are outstanding in the amount of $4,300,000; and

WHEREAS, the Company has requested the Authority to undertake a project (the "1995 Refunding Program") consisting of the payment on December 1, 1995, an optional redemption date, (i) from proceeds of the hereinafter described 1995 Bonds, of the outstanding principal of the 1991 Bonds and (ii) from additional moneys to be paid by the Company, of all accrued and unpaid interest on such 1991 Bonds; and

WHEREAS, the 1995 Refunding Program will achieve debt service savings for the Authority and the Company, which will inure to the benefit of the Company's customers in York County; and

WHEREAS, the Authority has made the necessary findings under the Pennsylvania Economic Development Financing Law (the "Law") and has duly resolved to undertake the 1995 Refunding Program and to finance the same by the issuance of its Water Facilities Revenue Refunding Bonds (The York Water Company Project) 1995 Series in the aggregate principal amount of $4,300,000 (the "1995 Bonds"); and

WHEREAS, the 1991 Bonds were issued in accordance with the terms of a Trust Indenture, dated as of May 15, 1984 (the "Original Indenture") as supplemented by various supplemental indentures, in particular by a Third Supplemental Trust Indenture dated as of December 1, 1991 (the "Third Supplemental Indenture"), between the Authority and The York Bank and Trust Company, as trustee (the "Trustee"); and

WHEREAS, in connection with the issuance of the prior series of bonds for the Company, the Authority and the Company entered into an Acquisition, Financing and
Sale Agreement, dated as of May 15, 1984 and various supplements thereto, in particular by a Third Supplemental Acquisition, Financing and Sale Agreement dated as of December 1, 1991 in connection with the issuance of the 1991 Bonds (such original agreement, together with all prior supplements and this Fifth Supplemental Sale Agreement, being collectively called the" Acquisition, Financing and Sale Agreement"), which set forth the obligations of the Authority and the Company with respect to the Project Facilities (as defined therein) financed by the issuance of the Authority's Bonds (as defined therein); and

WHEREAS, the Company is obligated under the Acquisition, Financing and Sale Agreement to pay, as the purchase price of the Project Facilities amounts which shall correspond to the payments in respect of principal, purchase or redemption price of, and interest or premium (if any) on, all Bonds of the Authority issued to finance such Project Facilities; and

WHEREAS, pursuant to Section 301 of the Original Indenture, "Additional Bonds" may be issued by the Authority thereunder for the purposes of refunding Bonds and providing funds to construct and acquire Additional Projects; and

WHEREAS, the Authority and the Trustee have authorized the execution and delivery of a Fifth Supplemental Trust Indenture, dated as of October 1, 1995 (the "Fifth Supplemental Indenture"), providing for the issuance of the 1995 Bonds as "Additional Bonds"; and

WHEREAS, as required by the Acquisition, Financing and Sale Agreement, the Company will, concurrently with the execution and delivery of this Fifth Supplemental Sale Agreement, execute and deliver to the Authority its $4,300,000 Note due June 1, 2010 (the" 1995 Note"); and

WHEREAS, the Authority and the Company have duly authorized the execution and delivery of this Fifth Supplemental Acquisition, Financing and Sale Agreement to set forth certain matters relating to the 1995 Bonds.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, covenants and agreements herein set forth, the Authority and the Company, each intending to be legally bound, do mutually promise, covenant and agree as follows:

1. Except as modified herein with respect to the 1995 Bonds and the 1995 Note, the Acquisition, Financing and Sale Agreement shall remain in full force and effect.

2. The Company hereby confirms its representations contained in Article I, Section 2 of the Acquisition, Financing and Sale Agreement and the Authority hereby confirms its findings contained in Article I, Section 3 of the Acquisition, Financing and Sale Agreement.

3. In order to finance the 1995 Refunding Program, the Authority agrees that it will issue and sell the 1995 Bonds, which are hereby specified to be "Additional Bonds" under Article III, Section 1 of the Acquisition, Financing and Sale Agreement.

4. At the time of the closing of the issuance of the 1995 Bonds, the Company shall pay to the Authority a financing fee/service charge of $10,750 in connection with the 1995 Refunding Program.

5. The following paragraph is added to the end of Article IV, Section 2 of the Sale Agreement:

The Company acknowledges that, at the times specified in the Fifth Supplemental Indenture, the holders of the 1995 Bonds must mandatorily tender for purchase their 1995 Bonds to the Remarketing Agent acting on behalf of the Authority. Notwithstanding anything in this Section to the contrary, any payment hereunder or under the Note in respect of the purchase price of 1995 Bonds properly tendered for purchase under Section 205 of the Fifth Supplemental Indenture shall not be deemed a payment of the principal of the purchase price of the Project Facilities unless and until the 1995 Bonds are canceled upon the instructions of the Company.  The Company agrees (i) to make funds available to the Trustee, on a timely basis, sufficient to pay the purchase price of the 1995 Bonds properly tendered for payment, which funds shall be in addition to the installment of interest falling due on the date of purchase, (ii) to direct the Trustee as to the disposition of tendered 1995 Bonds of which the Company has paid the entire purchase price, and (iii) to pay any expenses of the Remarketing Agent for the 1995 Bonds under the Remarketing Agreement, dated as of October 1, 1995 among the Company, the Trustee and Dolphin & Bradbury Incorporated.  The Company acknowledges that it is a "substantial user" of the Project Facilities under the Code and interest on 1995 Bonds owned by it is not excludable from gross income for purposes of federal income taxation under the Code.

6. This Fifth Supplemental Sale Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF and intending to be legally bound hereby, the Authority and the Company have caused this Fifth Supplemental Sale Agreement to be duly executed as of the day and year first above written.

Attest: /s/David B. Carver	YORK COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY By: /s/James F. Donahue
Secretary	Chairman
Attest: /s/Jeffrey S. Osman	THE YORK WATER COMPANY By: /s/William T. Morris
Secretary	Chairman